Exhibit 6.1

LOAN SERVICING AGREEMENT

Dated as of ____________, 2016

between

MOGULREIT I, LLC

Owner

and

REALTY MOGUL, CO.

Servicer

THIS LOAN SERVICING AGREEMENT (as modified, supplemented or otherwise amended from time to time, this “Agreement”) dated as of _____________________2016 (the “Effective Date”) is between MOGULREIT I, LLC, a Delaware limited liability company (“Owner”), and REALTY MOGUL, CO., a Delaware corporation (“Servicer”).

INTRODUCTORY PROVISIONS

The following recitals are the basis for and are a material part of this Agreement:

A.                                 Owner desires to engage Servicer, and Servicer desires to accept Owner’s engagement, to service certain mortgage and/or mezzanine loans that Owner originates or acquires from time to time.

B.                                  Servicer is in the business of servicing mortgage and mezzanine loans, and is an Affiliate (defined below) of Owner.

C.                                  Owner may desire to sell from time to time some or all of such mortgage and/or mezzanine loans to, among others, one or more purchasers as whole loan transfers or depositors or trustees in mortgage pass-through transactions or other securitizations (whether public or private or rated or unrated).

AGREEMENT

In consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                  Defined Terms.  The following words and phrases have the following meanings (unless the context otherwise requires):

“Accepted Servicing Practices”:  As defined in Section 2.01.

“Accounts”:  The Escrow Accounts, the Collection Account and the REO Accounts.

“Additional Servicing Action”:  As defined in Section 3.07.

“Additional Servicing Compensation”:  All (i) amounts collected for checks or other items returned for insufficient funds, (ii) late payment charges (but not default interest) with respect to any Serviced Loan, (iii) income and gain realized from the investment of funds deposited in the Accounts, (iv) Recovery Fees, (v) Modification Fees, (vi) Set-up Fees, (vii) Separation Fees, and (viii) such other charges paid by Borrower as are consistent with Accepted Servicing Practices and not contrary to the related Serviced Loan Documents.

“Advance Rate”: A per annum rate equal to the “Prime Rate,” as published from time to time in the “Money Rates” section of The Wall Street Journal.  If The Wall Street Journal ceases to publish the “Prime Rate,” then Owner and Servicer will select a mutually acceptable equivalent publication that publishes such “prime rate”; and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Owner and Servicer will select a mutually acceptable comparable interest rate index.

“Affiliate”:  With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Borrower”:  The obligor or obligors on a Note.

“Business Day”: Any day other than (i) a Saturday or Sunday, or (ii) a day on which depository institutions or trust companies in the States of California, New York or Georgia, or in any of the States in which the Accounts or any accounts used by Owner for remittance purposes are located, are authorized or obligated by law, regulation or executive order to remain closed.

“Collection Account”:  As defined in Section 3.03.

“Custodian”:  The Person appointed by Owner to hold all the original Serviced Loan Documents on behalf of Owner (or, if no such appointment is made, Owner).

“Determination Date”:  The first day of each month or, if that day is not a Business Day, the next succeeding Business Day.

“Due Date”:  With respect to any Serviced Loan, the day of the month on which the Monthly Payment with respect to such Serviced Loan is due, exclusive of any days of grace.

“Effective Servicing Date”:  As defined in Section 2.01.

“Eligible Account”:  An account or accounts: (A) maintained with (i) Servicer or (ii) another federal or state chartered depository institution or trust company (x) the long-term unsecured debt obligations of which are rated at least “BBB+” by Fitch (if rated by Fitch (or, if not rated by Fitch, then having the indicated ratings below from S&P and Moody’s)), “BBB+” by S&P and “A3” by Moody’s, if the deposits are to be held in such account for more than 30 days, or (y) the short-term debt obligations of which have a short-term rating of not less than “A-2” from S&P, “P-2” by Moody’s and “F-2” from Fitch (if rated by Fitch (or, if not rated by Fitch, then having the indicated ratings from S&P and Moody’s)) if the deposits are to be held in such account for 30 days or less, or (B) confirmed by Owner in writing as being acceptable.  Eligible Accounts may bear interest.  None of the Eligible Accounts may be evidenced by a certificate of deposit, passbook or other similar instrument.

“Escrow Account”:  As defined in Section 3.02.

“Escrow Payment”:  Any payment received by Servicer for the account of a Borrower for application toward the payment of taxes, insurance premiums, assessments, ground rents, deferred maintenance, environmental remediation, rehabilitation costs, capital expenditures, tenant improvements, leasing or other reserves and similar items in respect of the related Mortgaged Property.

“Event of Default”:  As defined in Section 7.02.

“Loan Servicing”:  As defined in Section 3.01.

“Modification Fee”:  The fee charged to a Borrower or any other Person in connection with any assumption, modification, transfer, encumbrance, consolidation, consent, release, extension or any other action pertaining to the related Serviced Loan or REO Loan.

“Monthly Payment”:  With respect to any Serviced Loan, the scheduled monthly payment of interest or principal and interest, as the case may be, on such Serviced Loan that is payable by the related Borrower on the Due Date under the related Note.

“Mortgage”:  With respect to each Serviced Loan that is a mortgage loan, the mortgage, deed of trust or other instrument securing the related Note, which creates a lien on the real property securing such Note.

“Mortgaged Property”:  The real property and improvements thereon (and, if applicable, the personal property) securing repayment of the debt evidenced by the related Note.  The term “Mortgaged Property” also includes any REO Property, additional interests, and interests convertible into ownership interests.

“Pledge”:  With respect to each Serviced Loan that is a mezzanine loan, the pledge agreement or other instrument securing the related Note, which creates a lien on the Pledged Interests securing such Note.

“Pledged Interests”:  The equity interests in an income-producing real property owner entity pledged by a Borrower securing repayment of the debt evidenced by the related Note.  The term “Pledged Interests” also includes any property acquired by Servicer on behalf of Owner through foreclosure or assignment-in-lieu of foreclosure or otherwise of the Pledge.

“Note”:  With respect to any Serviced Loan, the promissory note or other evidence of indebtedness or agreements evidencing the indebtedness of a Borrower under such Serviced Loan, including any amendments or modifications, or any renewal or substitution notes.

“Person”:  Any individual, corporation, limited liability company, partnership, joint venture, estate, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Reasonable Efforts”:  Efforts determined to be reasonably diligent by Owner or Servicer, as the case may be, in its reasonable discretion, which efforts do not require Owner or Servicer, as the case may be, to enter into any litigation, arbitration or other legal or quasi-legal proceeding.

“Recovery Fee”:  The fee payable to Servicer in connection with (x) the sale of, or receipt of any condemnation or insurance proceeds with respect to, a Specially Serviced Loan or REO Property pursuant to Section 3.08 of this Agreement or (y) the curing of any event of default under the Serviced Loan through restructure or work-out of the Serviced Loan, which fee will be an amount equal to: (a) with respect to clause (x) above, 1.0% of all liquidation, condemnation and insurance proceeds received with respect to the Serviced Loan;  and (b) with respect to clause (y) above, 1.0% of all principal and interest received (i) in connection with any full, partial or discounted payoff made pursuant to such restructuring or work-out and (ii) from and after the date that Borrower has made 3 timely consecutive monthly payments under the terms of the Serviced Loan, as amended.

“Remittance Date”:  With respect to each Determination Date, the date that is five (5) Business Days after such Determination Date.

“REO Account”:  As defined in Section 3.08(e).

“REO Loan”:  A Serviced Loan will be deemed to be an “REO Loan” for the purposes of this Agreement during any time that the Mortgaged Property is deemed to be REO Property under this Agreement or at any time following the acquisition by Servicer on behalf of Owner through foreclosure or otherwise of the Pledged Interests.

“REO Property”:  A Mortgaged Property will be deemed to be “REO Property” once it is acquired by Servicer on behalf of Owner through foreclosure or deed-in-lieu of foreclosure or otherwise.

“Responsible Officer”: Any officer or employee of Owner or Servicer, as the case may be, involved in or responsible for the administration, supervision or management of this Agreement and whose name and specimen signature appear on a list prepared by each party and delivered to the other party, as such list may be amended from time to time by either party.

“Separation Fee”:  As to each Serviced Loan, a fee as set forth in the Side Letter, which will paid by Owner to Servicer on or prior to the date of termination of this Agreement with respect to such Serviced Loan as set forth in Section 8.01.

“Serviced Loan”:  Each of the loans identified on any Loan Schedule.

“Serviced Loan Documents”:  With respect to each Serviced Loan, the related Note, any Mortgage, any loan agreement, any cash management or deposit agreement, any pledge agreement, and any and all other documents executed and delivered in connection with the origination or subsequent modification of such Serviced Loan or otherwise evidencing or executed pursuant to the terms of such Serviced Loan.

“Serviced Loan Schedule”:  The schedule of loans owned and held by Owner and serviced under, which schedule will (i) include certain information with respect to such loans, (ii) initially be in the form of Schedule I of this Agreement, and (iii) be subsequently modified as set forth in Section 2.01.

“Servicing Advances”:  All costs or expenses included within the definition of Servicing Expenses, and all similar charges or assessments, paid or incurred by Servicer from its own funds in connection with this Agreement.

“Servicing Expenses”: Any and all customary and reasonable out-of-pocket expenses paid or incurred by Servicer in connection with its servicing activities and obligations under this Agreement.

“Servicing Fee”:  With respect to each Serviced Loan, the monthly fee payable to Servicer calculated based on the Servicing Fee Rate pursuant to Section 5.01.

“Servicing Fee Rate”:  A rate per annum of .50% (50 basis points) for each Serviced Loan, except as may expressly be set forth in the Side Letter for each Serviced Loan, but with respect to any Specially Serviced Loan or REO Loan, 1.0% (100 basis points) for so long as such loan is a Specially Serviced Loan or REO Loan.

“Servicing File”:  With respect to each Serviced Loan, all documents, information and records relating to the Serviced Loan that are necessary to enable Servicer to perform its duties and service the Serviced Loan in compliance with the terms of this Agreement, and any additional documents or information related thereto maintained or created by Servicer.

“Set-up Fee”:  As to each Serviced Loan, a fee as set forth in the Side Letter, which will be paid by Owner to Servicer at the time of the set-up of a Serviced Loan on the books and records of Servicer.

“Side Letter”:  That certain letter agreement between the parties dated contemporaneously herewith.

“Specially Serviced Loan”: A Serviced Loan will be deemed to be a “Specially Serviced Loan” upon notice by Owner to Servicer that RM Adviser, LLC, manager of Owner, has determined, in its sole discretion, that such Serviced Loan is non-performing.  A Serviced Loan will cease to be a Specially Serviced Loan when RM Adviser, LLC determines, in its sole discretion, and Owner notifies Servicer in writing that the Serviced Loan is no longer a Specially Serviced Loan.

ARTICLE II

RETENTION AND AUTHORITY OF SERVICER

Section 2.01                  Engagement, Servicing Standard.

(a)                               Owner hereby engages Servicer to perform, and Servicer hereby agrees to perform, Loan Servicing with respect to each of the Serviced Loans throughout the term of this Agreement, upon and subject to the terms, covenants and provisions hereof.  At any time and from time to time, the term “Serviced Loans” shall be deemed to include each Serviced Loan for which Servicer receives the Servicing File or any portion thereof and for which Servicer has delivered to Owners a notice of receipt of the Servicing File, or portion thereof, including a description of the Serviced Loan, and Owner has failed to notify Servicer that such Serviced Loan is not to be serviced under this Agreement within three (3) Business Days after its receipt of such notice from Servicer.  For purposes of this Section 2.01(a), any notice of receipt of all or a portion of a Servicing File delivered by Servicer to Owner shall be delivered by email or facsimile to:

MOGULREIT I, LLC

_________________________

_________________________

_________________________

(b)                              This Agreement shall become effective with respect to any Serviced Loan or group or portfolio of Serviced Loans upon the date (the “Effective Servicing Date”) that is the later to occur of (i) the Effective Date (with respect to the Serviced Loans described on the initial Serviced Loan Schedule attached to this Agreement) or (ii) the date on which Owner delivers to Servicer the related Servicing File(s).  Servicer’s monthly remittance report will, without notice in writing from Owner to the contrary, be deemed to modify the Serviced Loan Schedule to reflect the addition or removal of Serviced Loans for each month after the Effective Date of this Agreement.

(c)                               Servicer shall perform its Loan Servicing obligations under this Agreement (x) in accordance with (i) applicable laws, (ii) the terms and provisions of the Serviced Loan Documents , (iii) the express terms of this Agreement, and (iv) the customary and usual standards of practice of prudent institutional loan servicers, and (y) to the extent consistent with the foregoing requirements, in the same manner that Servicer services and administers loans owned on its own account or for other third-party portfolios of loans similar to the Serviced Loans, but (z) without regard to (i) any relationship that Servicer or any Affiliate of Servicer may have with the related Borrower or any Affiliate of such Borrower, (ii) Servicer’s right to receive compensation for its services under this Agreement or (iii) the ownership or servicing by Servicer of competing properties.  The servicing standards described in the preceding sentence are referred to as “Accepted Servicing Practices”.

Section 2.02                  Authority of Servicer.

(a)                               In performing its Loan Servicing obligations under this Agreement, Servicer shall (subject to the terms of this Agreement) have full power and authority, acting alone or through others, to take any and all actions in connection with such Loan Servicing that it deems necessary or appropriate.  Without limiting the generality of the foregoing, Servicer is hereby authorized and empowered by Owner when Servicer deems it appropriate in its best judgment, to execute, deliver, record or file, as applicable, on behalf of Owner (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien of each Mortgage on the related Mortgaged Property and any other related collateral, (ii) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien of each Pledge on the related Pledged Interests and any other related collateral, and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments with respect to each of the Serviced Loans.

Servicer shall notify Owner in writing in the event that Servicer intends to execute and deliver any such instrument referred to in clause (ii) above and, except in connection with any payment in full of any Serviced Loan, shall proceed with such course of action only upon receipt of Owner’s written approval thereof.  Servicer may engage attorneys, accountants and other experts in the normal course of its servicing and administration of the Serviced Loans.

(b)                              Servicer may enter into subservicing agreements with subservicers for the servicing and administration of one or more of the Serviced Loans, so long as any such subservicing agreement shall be upon such terms and conditions as are not inconsistent with this Agreement.  References in this Agreement to actions taken or to be taken, and limitations on actions permitted to be taken, by Servicer in servicing the Serviced Loans include actions taken or to be taken by a subservicer on behalf of the Servicer.  Notwithstanding any subservicing agreement, Servicer shall remain obligated and liable to Owner for servicing the Serviced Loans under this Agreement without diminution of such obligation or liability and to the same extent and under the same terms and conditions as if Servicer alone were servicing and administering the Serviced Loans.  Any subservicing agreement entered into by Servicer shall provide that it may be terminated with respect to any Serviced Loan without cost or obligation to Servicer or Owner.  Any subservicing agreement shall be between Servicer and the related subservicer alone, and Owner shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the subservicer. Servicer may otherwise engage attorneys, accountants and other experts and agents in the normal course of its servicing and administration of the Serviced Loans.

(c)                               Owner agrees to cooperate with Servicer by either executing and delivering to Servicer from time to time (x) powers of attorney evidencing Servicer’s authority and power under this Agreement, or (y) such documents or instruments deemed necessary or appropriate by Servicer to enable Servicer to carry out its Loan Servicing obligations under this Agreement.

(d)                              In the performance of its Loan Servicing obligations under this Agreement, Servicer shall take any action that is reasonably directed by Owner and relates to Servicer’s Loan Servicing obligations under this Agreement; but Servicer shall not be obligated to take, or to refrain from taking, any action that Owner requests that Servicer take or refrain from taking to the extent that Servicer determines in its sole discretion that such action or inaction may (i) cause a violation of applicable laws, regulations, codes, ordinances, court orders or restrictive covenants with respect to any Serviced Loan, Borrower, Mortgaged Property, Pledged Interest or REO Property, (ii) cause a violation of any provision of a Serviced Loan Document or any related intercreditor, co-lender or similar agreement, applicable law or any provision of this Agreement, including Servicer’s obligation to act in accordance with the Accepted Servicing Practices, (iii) expose Servicer or its Affiliates, or any shareholders, officers, directors, members, managers, employees or agents thereof, to any claim, suit or liability, or (iv) materially expand the scope of Servicer’s responsibilities under this Agreement.

ARTICLE III

SERVICES TO BE PERFORMED

Section 3.01                  Services as Loan Servicer.

(a)                               Subject to any limitation of authority under Section 2.02, “Loan Servicing” means those services pertaining to the Serviced Loans that, applying Accepted Servicing Practices, are required under this Agreement to be performed by Servicer, which services shall be limited to:

(i)                                  reviewing as necessary all available documents that are part of the Servicing File pertaining to the Serviced Loans, organizing, administering and maintaining the Servicing Files, and inputting all relevant information into Servicer’s loan servicing computer system;

(ii)                              preparing and filing or recording all financing statements, continuation statements and other documents or instruments and taking such other action necessary to maintain the lien of any Mortgage on the related Mortgaged Property or the lien of any Pledge on the related Pledged Interests;

(iii)                          monitoring each Borrower’s maintenance of insurance coverage as required by the related Serviced Loan Documents and, for each Serviced Loan that is a mortgage loan, causing to be maintained adequate insurance coverage on each Mortgaged Property in accordance with Section 3.04;

(iv)                          monitoring the status of real estate taxes, assessments, ground rents and other similar items and, for each Serviced Loan that is a mortgage loan, causing the payment of such items for each Mortgaged Property in accordance with Section 3.02;

(v)                              providing all reporting in accordance with Section 4.01;

(vi)                          procuring and supervising the services of third parties necessary or appropriate in connection with the servicing of the Serviced Loans by Servicer;

(vii)                      performing payment processing, record keeping, administration of escrow and other accounts, interest rate adjustment, and other routine customer service functions;

(viii)                  to the extent required by the related Serviced Loan Documents, determining and notifying each Borrower of the amount of each payment of principal and interest due under the terms of the related Serviced Loan, including determining and, if applicable, notifying the related Borrower of the interest rate for any floating or adjustable rate Serviced Loan;

(ix)                          monitoring any casualty losses or condemnation proceedings and administering any proceeds related thereto in accordance with the related Serviced Loan Documents;

(x)                              notifying all Borrowers of the appropriate place for communications and payments, and collecting and continuously monitoring all payments made with respect to the Serviced Loans;

(xi)                          performing inspections pursuant to Section 3.06;

(xii)                      administering any proposals for modifications, waivers, amendments or consents with respect to any term of the Serviced Loans (including administering any requests for assumptions of a Serviced Loan or, for each Serviced Loan that is a mortgage loan, transfers of ownership of a Mortgaged Property), all in accordance with Section 3.07;

(xiii)                  commencing on behalf of Owner any litigation or proceeding relating to the foreclosure or other realization upon the collateral under any of the Specially Serviced Loans, and retaining legal counsel in connection therewith, all in accordance with Section 3.08;

(xiv)                  selling each Specially Serviced Loan, the Pledged Interests or REO Property in accordance with Section 3.08; and

(xv)                      managing and operating each REO Property or any Pledged Interests in accordance with Section 3.08.

(b)                              Servicer shall use its Reasonable Efforts to collect all payments called for under the terms of the Serviced Loans following collection procedures that are in accordance with Accepted Servicing Practices, including providing reasonable advance notice to the Borrowers of required principal or interest payments.

Section 3.02                  Escrow Accounts; Collection of Taxes, Assessments and Similar Items.

(a)                               Subject to and as required by the terms of the related Serviced Loan Documents, Servicer shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”) into which any or all Escrow Payments shall be deposited promptly after receipt and identification.  Escrow Accounts shall be Eligible Accounts.  Withdrawals of amounts from an Escrow Account may be made by Servicer in accordance with Accepted Servicing Practices, subject to any express provisions to the contrary in this Agreement, applicable laws, and to the terms of the related Serviced Loan Documents governing the use of the Escrow Payments.

(b)                              Servicer shall maintain accurate records with respect to each Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto as well as the payment of ground rents with respect to each ground lease (to the extent such information is reasonably available).  To the extent that the related Serviced Loan Documents require Escrow Payments to be made by a Borrower, Servicer shall effect payment prior to the applicable penalty or termination date, employing for such purpose Escrow Payments paid by Borrower pursuant to the terms of the Serviced Loan and deposited in the related Escrow Account by Servicer.  To the extent that the Serviced Loan does not require a Borrower to make Escrow Payments, Servicer shall use its Reasonable Efforts to require that any such payment be made by such Borrower prior to the applicable penalty or termination date.  If a Borrower fails to make any such payment on a timely basis or collections from Borrower are insufficient to pay any such item when due, the amount of any shortfall shall be paid by Servicer as a Servicing Expense.

Section 3.03                  Collection Account.

(a)                               Servicer shall establish and maintain a segregated custodial account (the “Collection Account”) in trust for the benefit of Owner for the purposes set forth in this Agreement.  The Collection Account shall be an Eligible Account.  Servicer shall promptly deposit into the Collection Account all payments and collections received by it in connection with the Serviced Loans other than (i) payments and collections with respect to any REO Property (which will be deposited into the Collection Account from the related REO Account in accordance with Accepted Servicing Practices), (ii) Escrow Payments or (iii) payments in the nature of Servicing Fees and Additional Servicing Compensation.

(b)                              Servicer shall make withdrawals from the Collection Account as are consistent with Accepted Servicing Practices, including (i) to pay to Servicer any accrued Servicing Fees, Separation Fees, Set-up Fees or any Additional Servicing Compensation payable thereto, (ii) to pay or reimburse Servicer for any Servicing Expenses or Servicing Advances (with interest thereon at the Advance Rate to the extent the such interest is unreimbursed (or not otherwise offset) by late payment charges or fees collected from the related Borrower) and (iii) to remit to Owner on each Remittance Date all amounts on deposit in the Collection Account representing good funds as of the close of business on the related Determination Date, net of withdrawals from the Collection Account.

(c)                               Servicer may, in its discretion, establish and maintain one or more other Accounts as necessary to perform the Loan Servicing, which accounts shall be Eligible Accounts.

Section 3.04                  Maintenance of Insurance Policies.

(a)                               Servicer shall use its Reasonable Efforts to cause each Borrower to maintain for each Serviced Loan or Mortgaged Property all such insurance required to be maintained pursuant to the related Serviced Loan Documents.  If a Borrower fails to maintain such insurance, then Servicer shall notify Owner of such breach and cause to be maintained such insurance in forms and amounts that are consistent with Accepted Servicing Practices.  Servicer shall maintain for each REO Property such insurance coverage that it determines to be required at any time.  All costs incurred pursuant to this Section 3.04(a) shall be Servicing Expenses.

(b)                              Servicer may fulfill its obligations to maintain the insurance described in Section 3.04(a) through a master force-placed insurance policy, the cost of which shall be paid by Servicer as a Servicing Expense provided that such cost is limited to the incremental cost of such policy allocable to such Mortgaged Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property is then covered thereby, which shall be paid by Servicer).  Such master force-placed insurance policy may contain a deductible clause, but if insurance was not maintained on the related Mortgaged Property (excluding REO Property for purposes of this sentence) complying with the provisions of Section 3.04(a) and one or more losses occur that would have been covered by such insurance had it been maintained, then Servicer shall (if the use of such master force-placed insurance policy was not authorized or requested by Owner) promptly deposit into the Collection Account from its own funds the amount not otherwise payable under the master force-placed insurance policy because of such deductible to the extent that such deductible exceeds the deductible limitation required under the related Serviced Loan Documents or, in the absence of such deductible limitation, the deductible limitation that is consistent with Accepted Servicing Practices.  As to each REO Property, Servicer shall obtain insurance coverage that it determines to be required at any time, the cost of which, if there are inadequate proceeds from the operation of the REO Property, shall be paid by Servicer as a Servicing Expense.

(c)                               Servicer shall maintain at its own expense during the term of this Agreement a fidelity bond in form and amount that is consistent with Accepted Servicing Practices.  In addition, Servicer shall keep in force, at its own expense during the term of this Agreement, a policy or policies of insurance in form and amounts that are consistent with Accepted Servicing Practices, covering loss occasioned by the errors and omissions of Servicer’s officers and employees in connection with its obligations under this Agreement.

Section 3.05                  Delivery and Possession of Servicing Files.

(a)                               Owner shall deliver or cause to be delivered to Servicer (i) a Servicing File with respect to each Serviced Loan, and (ii) the amounts, if any, received by Owner representing Escrow Payments previously made by Borrowers.  The contents of each Servicing File delivered to Servicer are and shall be held in trust by Servicer for the benefit of Owner as the owner thereof.  Servicer’s possession of each Servicing File is for the sole purpose of servicing the related Serviced Loan; and to the extent it has received originals from the Custodian, such possession by Servicer shall be in a custodial capacity only.  Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from Owner.  At Owner’s request, Servicer shall deliver to Owner the Servicing File or a copy of any document contained therein; but if Servicer is unable to perform its Loan Servicing obligations with respect to the related Serviced Loan after any such release or delivery of one or more documents in the Servicing File, then Servicer’s responsibilities for Loan Servicing with respect to such Serviced Loan may be terminated immediately by Servicer without penalty upon Owner’s failure to deliver such Servicing File document(s) to Servicer within ten (10) Business Days after the date upon which written notice of such inability to perform Loan Servicing obligations is given to Owner by Servicer, and Servicer shall have no obligation to service such Serviced Loan (other than to accept funds and to report material events to Owner) during such ten (10) Business Day period or until the return of the Servicing File document(s), whichever is earlier.  Any cost or expense incurred by Servicer pursuant to this Section 3.05 shall be paid as a Servicing Expense.

(b)                              Owner acknowledges and agrees that Servicer is not holding any original Serviced Loan Documents except to the extent required in connection with the servicing of the Serviced Loans and that otherwise the Custodian is holding all such original Serviced Loan Documents on behalf of Owner.

Owner acknowledges that it shall, at all times during the term of this Agreement, be the responsibility of the Custodian to maintain the originals of all Serviced Loan Documents. Servicer may from time to time request the release to Servicer of any such documents held by the Custodian to the extent needed in connection with its servicing of a Serviced Loan, and Servicer shall return to the Custodian any such documents when Servicer’s need therefor no longer exists.  Servicer shall forward to the Custodian original documents evidencing any assumption, modification, consolidation, or extension of a Serviced Loan entered into by such Servicer in accordance with this Agreement within ten (10) Business Days after the execution thereof or, in lieu thereof, a copy of any such document submitted for recordation, with the original recorded document to be delivered promptly after Servicer’s receipt thereof.

Section 3.06                  Inspections.  Servicer shall perform or cause to be performed a physical inspection of each Mortgaged Property or REO Property and each property in which Pledged Interests in its owner are granted by a Borrower at least annually and, additionally, at such time as (a) Owner requests such an inspection, or (b) Servicer determines that it is prudent to conduct such an inspection.  Servicer shall prepare a written report of each such inspection and shall promptly deliver a copy of such report to Owner.  Any expenses incurred by Servicer in connection with any such inspection (including any expenses related to travel and lodging and any charges incurred through the use of a qualified third party to perform such services) shall be paid by Servicer as a Servicing Expense.

Section 3.07                  Due-on-Sale Clauses; Assumption Agreements; Modifications, Waivers and Amendments.

(a)                               If a Borrower (i) proposes to convey or encumber all or any portion of its interests in the related Mortgaged Property, or if one or more Persons propose to convey or encumber all or any portion of their interest in a Borrower, or if such conveyance or encumbrance has actually occurred, to the extent that Servicer has actual knowledge of such conveyance or encumbrance or (ii) proposes any modification, waiver, or amendment of any term of the Serviced Loan or requests any consents related thereto, then Servicer shall promptly give notice thereof to Owner and take such actions that Servicer deems appropriate in accordance with Accepted Servicing Practices.

(b)                              In connection with any request or other action described in Section 3.07(a) (each, an “Additional Servicing Action”), Servicer may, as a condition to granting any such Additional Servicing Action, require (to the extent permitted by applicable law and the related Serviced Loan Documents) that such Borrower pay to it (i) a reasonable and customary Modification Fee and (ii) any related costs and expenses incurred by Servicer (but if Borrower fails or is unable to pay any such costs and expenses or is not required to do so pursuant to the related Serviced Loan Documents or if Owner directs Servicer to waive any requirement that the Borrower pay any such costs or expenses, then such amounts shall be paid by Servicer as Servicing Expenses).

Section 3.08                  Realization Upon Mortgaged Properties and Pledged Interests; Management of REO Property and Pledged Interests; Sale of Specially Serviced Loans and REO Properties.

(a)                               Upon any Borrower’s failure to make any required payment of principal, interest or other amounts due under a Serviced Loan, or otherwise to perform fully any material obligations under any of the related Serviced Loan Documents, in either case within any applicable grace period, Servicer shall, upon discovery of such failure, promptly notify Owner in writing.  As directed in writing by Owner in each instance, Servicer shall issue notices of default, declare events of default, and/or declare due the entire outstanding principal balance.  If a Serviced Loan becomes a Specially Serviced Loan, then Servicer shall take all reasonable actions consistent with Accepted Servicing Practices relating to a Specially Serviced Loan in preparation for Owner to realize upon the underlying collateral and shall, as permitted under the provisions of each related Mortgage or Pledge, as the case may be, and subject to Owner’s prior written consent, foreclose upon or otherwise comparably convert the ownership of the related Mortgaged Property or Pledged Interests.  In connection with such foreclosure or other conversion, Servicer shall, subject to the consent or direction of Owner, follow such practices and procedures as it shall deem necessary or advisable and as shall be consistent with Accepted Servicing Practices.  All costs and expenses incurred by Servicer in any such proceedings shall be paid by Servicer as Servicing Expenses.  Servicer may, with Owner’s consent, in lieu of foreclosure or other conversion, work-out or restructure the Serviced Loan.  In the event of a work-out or restructure, Servicer shall be entitled to a Recovery Fee payable from any principal or interest received (i) in connection with Monthly Payments (as amended, if applicable) or other amounts from and after the date that the related Borrower has made three (3) timely consecutive Monthly Payments under the terms of the Serviced Loan Documents (as amended) and (ii) in connection with any full, partial or discounted payoff of the Serviced Loan (including in connection with any insurance or condemnation proceeds).  If Servicer is terminated (other than for cause) or resigns in accordance with the terms of this Agreement with respect to any Serviced Loan, then it shall be entitled to receive any and all Recovery Fees for which Servicer has resolved all of the circumstances and conditions that caused the related Serviced Loan to become a Specially Serviced Loan provided that the related Borrower has made at least one (1) timely Monthly Payment as of the date of such termination or resignation.

(b)                              If title to any Mortgaged Property or Pledge Interests are acquired in foreclosure, by deed-in-lieu of foreclosure or assignment-in-lieu of foreclosure, the deed, assignment or certificate of sale shall be taken in the name of Owner or its nominee, or in the name of a single-member limited liability company of which Owner is the sole member (which limited liability company is formed for the purpose of taking title to one or more REO Properties or the Pledged Interests pursuant to this Agreement), but in no event shall such deed, assignment or certificate be taken in the name of Servicer.   Any such limited liability company will be formed or cause to be formed by Servicer and will be a manager-managed limited liability company, with Servicer to serve as the initial manager to manage the property of the limited liability company, including any applicable REO Property or Pledged Interest, in accordance with the terms of this Agreement as if such property was held directly in the name of Owner under this Agreement.  Any cost or expense in connection with the formation of such limited liability company shall be paid by Servicer as a Servicing Expense.  Notwithstanding any such acquisition of title and cancellation of the related Specially Serviced Loan, such Specially Serviced Loan will be considered to be an REO Loan held by Owner until such time as the related REO Property or Pledged Interest is sold, transferred or conveyed by Owner.  Consistent with the foregoing, for purposes of all calculations under this Agreement, so long as such REO Loan is considered to be outstanding with respect to such Serviced Loan, payments and collections with respect to the related REO Property and Pledged Interest received in any month (net of related expenses) shall be applied to amounts that would have been payable under the terms of such Note.

(c)                               Except as otherwise provided in written instructions delivered to Servicer by Owner, Servicer shall not obtain title to any Mortgaged Property as a result or in lieu of foreclosure or otherwise, and shall not otherwise acquire possession of, or take other action with respect to, any Mortgaged Property, if, as a result of any such action, Owner would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of any environmental law or a “discharger” or “responsible party” thereunder, unless Servicer determines taking such actions would be in the best interest of Owner and consistent with Accepted Servicing Practices.  All costs incurred pursuant to this Section 3.08(c) shall be paid by Servicer as a Servicing Expense.

(d)                              Without limiting the foregoing, with respect to a Specially Serviced Loan or REO Property, Servicer shall take all actions that are consistent with Accepted Servicing Practices in connection with (i) the sale of a Specially Serviced Loan, Pledged Interest or REO Property and (ii) the management of an REO Property or Pledged Interest.

(e)                               Servicer shall segregate and hold all revenues received by it with respect to REO Property or Pledged Interest separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property and Pledged Interest a custodial account (the “REO Account”) for the purposes set forth in this Agreement.  The REO Account shall be Eligible Account and may be a sub-account of the Collection Account.  Servicer shall be entitled to any interest or investment income earned on funds deposited in the REO Account.  Servicer shall promptly deposit or cause to be deposited in the REO Account after receipt all revenues received by it with respect to any REO Property or Pledged Interest, and shall withdraw therefrom funds necessary for the proper maintenance, leasing, operation, management and sale of any REO Property or the management and sale of the Pledged Interest.  To the extent that amounts on deposit in the REO Account are insufficient for the purposes set forth above, Servicer shall pay the amount of such shortfall as a Servicing Expense.  Servicer shall withdraw from the REO Account and deposit into the Collection Account prior to each Remittance Date the income (net of expenses) received or collected from REO Property or the Pledged Interest; but Servicer may retain in the REO Account funds sufficient for the payment of any maintenance, leasing, operation, management or sale of any REO Property or the management or sale of the Pledged Interest., including the creation of reasonable reserves for repairs, replacements, and necessary capital improvements and other related expenses.

ARTICLE IV

STATEMENTS AND REPORTS

Section 4.01                  Reporting by Servicer.

(a)                               On or before each Remittance Date, Servicer shall deliver to Owner a report reflecting activity as of the close of business on the preceding Determination Date (or, in the case of the first Remittance Date, the related Effective Servicing Date) which report will be substantially in the form attached hereto as Exhibit A (or in such other form as may be mutually acceptable to Servicer and Owner).

(b)                              Servicer shall prepare and file the reports of foreclosures and abandonments of any Mortgaged Property (to the extent Servicer serviced the related Serviced Loan as a Specially Serviced Loan) and the annual information returns with respect to each Borrower’s debt service payments under the Serviced Loans as required by Sections 6050J and 6050H, respectively, of the Internal Revenue Code and the rules and regulations promulgated thereunder, as amended.

(c)                               Servicer will provide Owner with reasonable telephone access to a personal servicing representative in respect to information relating to the servicing of the Serviced Loans and will provide to certain Persons designated by Owner with access to its internet website (via a password) for certain agreed upon information and data regarding the Serviced Loans, the Borrowers and the Mortgaged Properties, in each case subject to such reasonable policies, procedures and limitations as the parties may agree upon from time to time.

(d)                              Servicer shall deliver to Owner copies of all property operating statements, rent rolls, financial statements and other financial reports delivered to Servicer by each Borrower pursuant to related Serviced Loan Documents.

(e)                               All reports, documents and other information contemplated by this Agreement may be delivered by Servicer to Owner in electronic format, including by making such reports, documents and other information available via its internet website pursuant to Section 4.01(c).  Servicer may conclusively rely on information provided to it by Owner or any Borrower, and will have no duty to investigate or verify the accuracy thereof.

ARTICLE V

SERVICER’S COMPENSATION AND EXPENSES

Section 5.01                  Servicing Compensation.  As consideration for servicing each Serviced Loan, Servicer shall be entitled to receive the Set-up Fee, the Servicing Fee and Separation Fee, as applicable, for any calendar month or part thereof that such Serviced Loan remains subject to this Agreement (including during such time that the Serviced Loan is a Specially Serviced Loan or an REO Loan).  Servicing Fees shall be payable monthly on the Remittance Date, and shall be computed at the Servicing Fee Rate using the same principal balance interest accrual basis that the related interest payment on the related Serviced Loan is computed.  Servicer may pay itself the Servicing Fee (including any previously owed and unpaid Servicing Fee) on each Remittance Date from amounts collected on the related Serviced Loan.  If Monthly Payments on a Serviced Loan are insufficient for such purposes, then (at Servicer’s option) (i) Servicer may collect any accrued Servicing Fee from late Monthly Payments on such Serviced Loan, (ii) Servicer may collect accrued Servicing Fees on any Serviced Loan from general collections on other Serviced Loans, or (iii) Owner shall pay any Servicing Fees payable to Servicer within ten (10) Business Days after Owner’s receipt of an itemized invoice therefor.

As further compensation for its activities hereunder, Servicer shall be entitled to receive or retain any payments or collections received by it that are in the nature of Additional Servicing Compensation.

Servicer shall be required to pay (without reimbursement) all overhead (such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses) incurred by it in connection with its servicing activities under this Agreement except to the extent that any such cost or expense is or is deemed to be a Servicing Advance or Servicing Expense pursuant to this Agreement or as otherwise specifically provided for in this Agreement.

Section 5.02                  Servicing Expenses and Servicing Advances.

(a)                               Servicer may cause any Servicing Expenses to be paid directly from the Collection Account (or, in the case of transferring any Serviced Loan and related data and funds to a different servicer at the direction, consent or request of Owner (including relating to a securitization or sale of such Serviced Loan), Servicer may deduct from the related funds so remitted to such different servicer).  Servicer shall have no obligation to advance its own funds for the payment of any Servicing Expenses.  Servicer may, at its option, make Servicing Advances from its own funds with respect to the payment of Servicing Expenses, in which event Servicer shall be reimbursed for such advances together with interest thereon at the Advance Rate from the Collection Account.  The making of a Servicing Advance by Servicer under any particular set of circumstances will not obligate Servicer to make any additional or other Servicing Advance under equivalent or similar or any other circumstances.

(b)                              Without limiting the foregoing: (i) Servicer shall not be required to advance from its own funds any amounts on account of delinquent Monthly Payments or any balloon payment; (ii) Servicer may make Servicing Advances in accordance with the provisions of this Agreement and Accepted Servicing Practices; and (iii) Servicer may not, and shall not be obligated to, make any Servicing Advance if Servicer determines that such Servicing Advance will be (or that any outstanding Servicing Advances are) not recoverable from liquidation proceeds, insurance proceeds, condemnation proceeds or other payments or proceeds with respect to the Serviced Loan.  If Servicer determines that any such Servicing Advances are or will be non-recoverable, Servicer shall promptly provide Owner with a certificate signed by a Responsible Officer of Servicer evidencing such determination and stating the reasons therefor.

(c)                               Any Servicing Advance made pursuant to the terms of this Agreement (including any Servicing Expense advanced by Servicer from its own funds) shall accrue interest at the Advance Rate

(compounded monthly) from the time the funds are advanced by Servicer from its own funds until such time as Servicer is reimbursed.  Such interest shall be paid to Servicer at the time the related advance is reimbursed.

(d)                              Servicer shall be entitled to reimbursement for Servicing Advances, together with interest thereon at the Advance Rate, from amounts subsequently deposited into the Collection Account or Escrow Accounts that represent any recovery on or in respect of the related Serviced Loan, including late collections of Monthly Payments, liquidation proceeds, condemnation proceeds or insurance proceeds not required to be remitted to the related Borrower under the related Serviced Loan Documents.  To the extent the foregoing amounts are insufficient, Servicer may reimburse itself for Servicing Advances, together with interest thereon at the Advance Rate, from any other amounts deposited in the Collection Account.

(e)                               If there are insufficient funds in the Collection Account to permit the payment of Servicing Expenses or to permit Servicer to reimburse itself for such Servicing Advances, Owner shall deposit the necessary funds in the Collection Account or reimburse Servicer directly, as the case may be, for all incurred Servicing Expenses and Servicing Advances (together with interest thereon at the Advance Rate) within five (5) Business Days after Owner’s receipt of an itemized invoice therefor (except that Servicer shall first apply late payment charges or fees received from the related Borrower to the payment of Servicing Advance interest before seeking such reimbursement from Owner).  If Servicer has provided such an invoice to Owner, and funds are subsequently deposited into the Collection Account from sources other than Owner, Servicer may pay such expenses or reimburse itself for such advances from the Collection Account (in each case, together with interest), in which event Servicer shall promptly (i) notify Owner of such payment or reimbursement and (ii) amend or cancel, as the case may be, such invoice.

(f)                                Notwithstanding anything to the contrary contained in this Agreement, Servicer shall not, without Owner’s prior approval, pay any Servicing Expense (and, without limiting anything in this Section 5.02, Servicer shall not be required to make a Servicing Advance) for any amounts (x) required to cure any failure of the Mortgaged Property to comply with (i) the Americans with Disabilities Act of 1990, as amended, and all rules and regulations promulgated pursuant thereto or (ii) any environmental laws, or (y) in connection with any sale or securitization of the Serviced Loan.

ARTICLE VI

SERVICER AND OWNER

Section 6.01                  Servicer Not to Assign; Merger or Consolidation of Servicer.  Except as otherwise provided for in this Section 6.01 or in Section 2.02, Servicer may not, without the written consent of Owner (which consent shall not be unreasonably withheld or delayed), assign this Agreement or any of its rights, powers, duties or obligations hereunder to any Person other than any direct or indirect subsidiary of Realty Mogul, Co..  Servicer may not be merged or consolidated without the written consent of Owner (which consent shall not be unreasonably withheld or delayed) except that Servicer may (without the written consent of Owner) be merged or consolidated with, or transfer all or substantially all of its assets to (i) any Person that is a Affiliate of Servicer immediately prior to such merger, consolidation or transfer, or (ii) in the event of a merger or consolidation, any other Person if Servicer is the surviving entity resulting from any such merger or consolidation.  Any Person into which Servicer may be merged or consolidated, or any Person resulting from any merger or consolidation to which Servicer shall be a party, or any Person succeeding to the business of Servicer, shall be the successor of Servicer under this Agreement and shall be deemed to have assumed all of the liabilities of Servicer hereunder without the execution or filing of any paper or any further action on the part of any of the parties hereto, anything in this Agreement to the contrary notwithstanding.

Section 6.02                  Liability and Indemnification of Servicer and Owner.

(a)                               Neither Servicer nor its Affiliates nor any of their respective members, managers, partners, shareholders, directors, officers, employees or agents (collectively, the “Servicer Parties”) shall be under any liability to Owner or any third party for taking or refraining from taking any action, pursuant to or in connection with this Agreement, or for errors in judgment; but this provision shall not protect Servicer against any liability that would otherwise be imposed on Servicer by reason of Servicer’s willful misfeasance, bad faith or negligence in the performance of its obligations under this Agreement.  Each Servicer Party may conclusively rely on any document of any kind that, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising under this Agreement.

(b)                              Each Servicer Party shall be indemnified and held harmless by Owner against any loss, liability or expense incurred (including reasonable attorneys’ fees), as and when incurred, in connection with any claim, legal action, investigation or proceeding relating to this Agreement, Servicer’s performance hereunder, or any specific action that Owner authorized or requested Servicer to perform pursuant to this Agreement, as such are incurred, except for any loss, liability or expense incurred by reason of Servicer’s willful misfeasance, bad faith, negligence in the performance of its obligations under this Agreement or a material breach of Servicer’s representations and warranties set forth in Section 7.01.  Notwithstanding the exception set forth in the preceding sentence, if Servicer sustains any loss, liability or expense by reason of such exception and which results from any overcharges to Borrower under the Serviced Loan, then Owner shall, to the extent that such overcharges were collected by Servicer and remitted to Owner, promptly remit such overcharge to Borrower after Owner’s receipt of written notice from Servicer regarding such overcharge.

(c)                               Owner and its Affiliates and any director, officer, employee or agent thereof shall be indemnified and held harmless by Servicer against any loss, liability or expense incurred (including reasonable attorneys’ fees) by reason of (i) Servicer’s willful misfeasance, bad faith or negligence in the performance of its obligations under this Agreement or (ii) a material breach of Servicer’s representations and warranties set forth in Section 7.01.

(d)                              The provisions of this Section 6.02 shall survive any termination of the rights and obligations of Servicer hereunder.

Section 6.03                  Approval of Owner.  Servicer may (in its discretion) from time to time request the consent or approval of Owner under this Agreement (including in connection with an Additional Servicing Action), and such consent or approval shall be deemed granted if not denied in writing by Owner within five (5) Business Days after its receipt of Servicer’s request for such consent or approval (together with all related information and documentation).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; DEFAULT

Section 7.01                  Representations and Warranties.

(a)                               Servicer hereby makes the following representations and warranties to Owner:

(i)                                  Due Organization, Qualification and Authority. Servicer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to transact business as a foreign entity and has all requisite licenses, to the extent necessary to perform its duties and obligations under this Agreement in accordance with the terms of this Agreement; Servicer has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; Servicer’s performance under this Agreement is within its ordinary course of business; Servicer has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; this Agreement (assuming due authorization, execution and delivery by Owner) constitutes the valid, legal, binding and enforceable obligation of Servicer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(ii)                              No Conflicts.  Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement, by Servicer will: (a) conflict with or result in a breach of any of the terms, conditions or provisions of Servicer’s formation documents, as amended and restated, or any agreement or instrument to which Servicer is now a party or by which it (or any of its properties) is bound, or constitute a material default or result in an acceleration under any of the foregoing; (b) conflict with or result in a material breach of any legal restriction if compliance therewith is necessary for Servicer to perform its obligations under this Agreement in accordance with the terms hereof; or (c) result in the violation of any law, rule, regulation, order, judgment or decree to which Servicer or its property is subject if compliance therewith is necessary for Servicer to perform its obligations under this Agreement in accordance with the terms hereof;

(iii)                          No Litigation Pending.  There is no action, suit, or proceeding pending or, to Servicer’s actual knowledge, threatened against Servicer that, either in any one instance or in the aggregate, would be likely to materially impair the ability of Servicer to perform its duties and obligations under the terms of this Agreement; and

(iv)                          No Consent Required.  No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Servicer is required for (a) Servicer’s execution and delivery of, this Agreement, or (b) the consummation of the transactions contemplated by this Agreement, or, to the extent required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), or which, if not obtained, would not have a materially adverse effect on the ability of Servicer to perform its obligations under this Agreement in accordance with the terms hereof.

(b)                              Owner hereby makes the following representations and warranties to Servicer:

(i)                                  Due Authority.  Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business as a foreign entity and has all requisite licenses to the extent necessary to ensure the enforceability of each Serviced Loan and to perform its duties and obligations under this Agreement in accordance with the terms of this Agreement; Owner has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; the performance of Owner herein is within its ordinary course of business; Owner has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; Owner is the owner and the holder of the Serviced Loans and has the right to authorize Servicer to perform the actions contemplated herein; this Agreement (assuming due authorization, execution and delivery by Servicer) constitutes the valid, legal, binding and enforceable obligation of Owner, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(ii)                              No Conflicts.  Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement, by Owner will: (a) conflict with or result in a breach of any of the terms, conditions or provisions of Owner’s formation documents, as amended and restated, or any agreement or instrument to which Owner is now a party or by which it (or any of its properties) is bound, or constitute a material default or result in an acceleration under any of the foregoing; (b) conflict with or result in a material breach of any legal restriction if compliance therewith is necessary (1) to ensure the enforceability of any Serviced Loan, or (2) for Owner to perform its obligations under this Agreement in accordance with the terms hereof; or (c) result in the violation of any law, rule, regulation, order, judgment or decree to which Owner or its property is subject if compliance therewith is necessary (1) to ensure the enforceability of any Serviced Loan, or (2) for Owner to perform its obligations under this Agreement in accordance with the terms hereof;

(iii)                          No Litigation Pending.  There is no action, suit, or proceeding pending or, to Owner’s actual knowledge, threatened against Owner that, either in any one instance or in the aggregate, would be likely to materially impair the ability of Owner to perform its duties and obligations under the terms of this Agreement; and

(iv)                          No Consent Required.  No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Owner is required for (i) Owner’s execution and delivery of, this Agreement, or (ii) the consummation of the transactions contemplated by this Agreement, or, to the extent required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), or which, if not obtained, would not have a materially adverse effect on (a) the enforceability of any Serviced Loan or (b) the ability of Owner to perform its obligations under this Agreement in accordance with the terms hereof.

(c)                               Except as expressly provided in this Agreement, neither of the parties hereto makes any express or implied representation or warranty of any kind with respect to the Serviced Loans or the Serviced Loan Documents or any other matter.  The foregoing representations and warranties contained in this Section 7.01 shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made, but will expire as to any particular Serviced Loan upon the termination of this Agreement with respect to such Serviced Loan or the payment in full of such Serviced Loan (foreclosure or similar action, or transfer of the particular Mortgaged Property or Pledged Interests in lieu thereof, not being deemed payment in full for these purposes).

Section 7.02                  Events of Default. “Event of Default” means any one of the following events:

(a)                               any failure by Servicer to remit to Owner any payment required to be so remitted by Servicer under the terms of this Agreement when and as due, which failure continues unremedied by Servicer for a period of two (2) Business Days after written notice of such failure is received by Servicer from Owner; or

(b)                              any failure on the part of Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of Servicer contained in this Agreement, or any representation or warranty set forth by Servicer in Section 7.01 shall be untrue or incorrect in any material respect, which in either case continues unremedied for a period of thirty (30) days after the date on which written notice of such failure or breach, requiring the same to be remedied, is given to Servicer by Owner (or such extended period of time provided that Servicer is diligently proceeding in good faith to cure such failure or breach); or

(c)                               a decree or order of a court or agency or supervisory authority having jurisdiction in respect of Servicer for the commencement of an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, is entered against Servicer and such decree or order shall remain in force undismissed, undischarged or unstayed for a period of ninety (90) days (or such extended period of time reasonably approved by Owner provided that Servicer is diligently proceeding to effect such dismissal, discharge or stay); or

(d)                              Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Servicer or of or relating to all or substantially all of its property; or

(e)                               Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable federal or state bankruptcy, insolvency or similar law, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

If any Event of Default occurs, then, so long as such Event of Default has not been remedied, Owner may, by notice in writing to Servicer, in addition to whatever rights Owner may have at law or in equity, including injunctive relief and specific performance, terminate all of the rights and obligations of Servicer under this Agreement and in and to the Serviced Loans and the proceeds thereof, without Owner incurring any penalty or fee of any kind whatsoever in connection therewith (but such termination shall be without prejudice to any rights of Servicer relating to the payment of its Servicing Fees, Additional Servicing Compensation and the reimbursement of any Servicing Expenses or Servicing Advances (together with interest thereon) under the terms of this Agreement through and including the date of such termination, including Servicer’s rights relating to indemnification).  Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.  On or after the receipt by Servicer of such written notice of termination from Owner, all authority and power of Servicer under this Agreement, whether with respect to the Serviced Loans or otherwise, shall pass to and be vested in Owner, and Servicer agrees to reasonably cooperate with Owner in effecting the termination of Servicer’s responsibilities and rights under this Agreement, including the transfer of the Servicing Files and the funds held in the Accounts as set forth in Section 8.01.

Owner may waive any default by Servicer in the performance of its obligations under this Agreement and its consequences.  Upon any such waiver of a default, such default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE VIII

TERMINATION; TRANSFER OF SERVICED LOANS

Section 8.01                  Termination of Agreement.

(a)                               This Agreement may be terminated by (i) Owner or Servicer without cause, upon thirty (30) days written notice to the other party and (ii) Servicer immediately upon its determination that it is no longer permissible under applicable law to perform its obligations under this Agreement.

(b)                              Upon Owner’s termination of this Agreement with respect to any Serviced Loan, Owner shall pay to Servicer the Separation Fee for such Serviced Loan provided that the Separation Fee shall be offset by the aggregate amount of Servicing Fees paid with respect to such Serviced Loan to the date of such termination.

(c)                               Termination of this Agreement pursuant to this Section 8.01 or as otherwise provided in this Agreement shall be without prejudice to any rights of Owner or Servicer that may have accrued through the date of such termination.  Upon any such termination relating to a Serviced Loan, Servicer shall (i) remit all funds in the related Accounts to Owner or such other Person designated by Owner, net of accrued Servicing Fees, Additional Servicing Compensation, indemnity payments, Servicing Expenses and Servicing Advances (together with any interest thereon) through the termination date to which Servicer would be entitled to payment or reimbursement hereunder; (ii) deliver the related Servicing File to Owner or to Persons designated by Owner; and (iii) reasonably cooperate with Owner and any new servicer to effectuate an orderly transition of the servicing of such Serviced Loan; but Servicer shall not be required to furnish Owner or the new servicer with proprietary templates, analyses, servicing methods, models and the like (including those in electronic form).  Upon such termination, any Servicing Fees, Additional Servicing Compensation, indemnity payments, Servicing Expenses and Servicing Advances (with interest thereon at the Advance Rate) that remain unpaid or unreimbursed after Servicer has netted out such amounts pursuant to the preceding sentence shall be remitted by Owner to Servicer with five (5) Business Days after Owner’s receipt of an itemized invoice therefor.

Section 8.02                  Transfer of Serviced Loans.

(a)                               Servicer acknowledges that any or all of the Serviced Loans may be sold, transferred, assigned or otherwise conveyed by Owner to any third party without the consent or approval of Servicer.  Any such transfer shall constitute a termination of this Agreement with respect to such Serviced Loans, subject to Owner’s notice requirements under Section 8.01(a). Owner acknowledges that Servicer shall not be obligated to perform Loan Servicing with respect to such transferred Serviced Loans for any such third party unless and until Servicer and such third party execute a servicing agreement having terms that are mutually agreeable to Servicer and such third party.  Owner agrees to use its Reasonable Efforts to cause any third party transferee of any Serviced Loan (and any loan servicer for such third party) to enter into a primary servicing agreement with Servicer.

(b)                              Until Servicer receives written notice from Owner of the sale, transfer, assignment or conveyance of one or more Serviced Loans, Owner shall be presumed to be the owner and holder of such Serviced Loans, Servicer shall continue to earn Servicing Fees and Additional Servicing Compensation with respect to such Serviced Loans, and Servicer shall continue to remit payments and other collections in respect of such Serviced Loans pursuant to the terms and provisions hereof.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01                  Amendment; Waiver.

(a)                               This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and all prior oral and written agreements with respect to the subject matter of this Agreement are superseded by the terms of this Agreement.  This Agreement, including the provisions of this Section 9.01, may not be modified except by written amendment to this Agreement signed by the party or parties affected by such modification or amendment, and the parties hereby:  (a) expressly agree that it shall not be reasonable for either of them to rely on any alleged, non-written amendment to this Agreement; (b) irrevocably waive any and all right to enforce any alleged, non-written amendment to this Agreement; and (c) expressly agree that it shall be beyond the scope of authority (apparent or otherwise) for any of their respective agents to agree to any non-written modification of this Agreement.

(b)                              No creation of any intercreditor agreement, participation agreement or co-lender agreement after the Effective Date, and (to the extent Servicer has reviewed any such agreement and agreed in writing to comply with its terms) no amendment to or modification of any such agreement after the Effective Date, shall expand any obligations of Servicer or otherwise adversely affect any of Servicer’s rights or obligations, under this Agreement without Servicer’s prior written consent.  Without limiting the foregoing, Servicer shall be entitled to a reasonable opportunity to review and comment to any such agreement or instrument (or amendment, as the case may be) entered into after the Effective Date.

Section 9.02                  Governing Law and Jurisdiction; Waiver of Jury Trial.

(a)                               This Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties under this Agreement shall be determined in accordance with such laws, without giving effect to principles of conflicts of laws.

(b)                              Owner and Servicer each hereby agrees not to elect a trial by jury of any issue triable by jury and waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist with regard to this Agreement or any claim, counterclaim or other action arising in connection herewith.  This waiver of right to trial by jury is given knowingly and voluntarily and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue.  Each of Owner and Servicer is hereby authorized to file a copy of this paragraph in any proceeding as conclusive evidence of this waiver.

Section 9.03                  Notices.  All demands, notices and communications under this Agreement shall be in writing and shall be delivered to the address of the intended recipient as shown on Schedule II (or such other address as may be furnished to the other party by a notice pursuant to this Section 9.03).  Each demand, notice or communication shall be delivered by personal delivery, overnight courier, e-mail or facsimile and shall be deemed to have been given when delivered (but if sent by e-mail or facsimile, then a follow-up communication must be deposited with an overnight courier on the date of such e-mail or facsimile).

All remittances of funds to Owner relating to the Serviced Loans shall be sent in readily available funds by wire to the following, except to the extent Owner has otherwise instructed Servicer in writing:

Depository:
ABA#:
Account of:
Address:
Account #:
Attention:

To the extent that any demand, notice or communication under this Agreement is given to Servicer by a Responsible Officer of Owner, such Responsible Officer shall be deemed to have the requisite power and authority to bind Owner with respect to such communication, and Servicer may conclusively rely upon and shall be protected in acting or refraining from acting upon any such communication.

Section 9.04     Severability of Provisions.  If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions or the rights of any parties thereunder.  To the extent permitted by law, the parties hereto hereby waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect.

Section 9.05     Binding Effect; No Partnership; Counterparts.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.  Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of Servicer shall be rendered as an independent contractor for Owner.  For the purpose of facilitating the execution of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.  A signature of a party delivered by facsimile, e-mail or other electronic transmission shall be deemed to constitute an original and fully-effective signature of such party.

Section 9.06     General Interpretive Principles.  This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing an instrument or any portion thereof to be drafted.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)        the terms defined in this Agreement include the plural as well as the singular, and the use of any gender in this Agreement is deemed to include the other gender;

(b)        accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)        the article, section and subsection headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof;

(d)        a reference to an “Article,” “Section” or other subdivision without reference to a document are to the designated Article, Section or other applicable subdivision of this Agreement;

(e)        a reference to an Article, Section or other subdivision without further reference to a specific Article, Section or subdivision is a reference to the Article, Section or other subdivision in which the reference appears;

(f)        the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(g)        the terms “include” and “including” mean without limitation by reason of enumeration; and

(h)        the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

Section 9.07     Further Agreements.  Servicer and Owner agree to execute and deliver to the other such additional documents, instruments or agreements as may be reasonably requested by the other and as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 9.08     Protection of Confidential Information.  Servicer and Owner agree that during the term of this Agreement and at all times thereafter it shall not, without the prior written consent of the other party, disclose any information pertaining to the nature, terms, provisions, or existence of this Agreement or the Side Letter or the nature, terms, provisions, or existence of the contractual relationship between Servicer and Owner pursuant to or in connection with this Agreement or the Side Letter (“Confidential Information”), to any Person, except (a) to such party’s own employees, contractors, officers, directors, managers, affiliates, agents and representatives (collectively, the “Representatives”) having a “need to know” or (b) as it is appropriate for the Owner or Servicer to do so (i) in working with legal counsel, auditors, other advisors, taxing authorities or other governmental agencies, (ii) with respect to the Servicer, in accordance with Accepted Servicing Practices, or (iii) when required by any law, regulation, ordinance, court order or subpoena.  Each party agrees that it will not use or permit its Representatives to use any Confidential Information for purposes other than in connection with performance of its duties under this Agreement.  Each party shall use at least the same degree of care in safeguarding Confidential Information as it uses in safeguarding its own confidential information, but in no event shall such party use less than reasonable diligence and care.  Notwithstanding the foregoing, such party may disclose Confidential Information pursuant to a requirement or request of a governmental agency or pursuant to a court or administrative subpoena, order or other such legal process or requirement of law, or in defense of any claims or causes of action asserted against it.  This Section 9.08 does not require either party to fail to honor a subpoena, court or administrative order or requirement on a timely basis; but a party shall promptly notify the other party of any such requirement to the extent such notification is not prohibited by law or court or administrative order.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, Owner and Servicer have caused this Agreement to be duly executed by their respective representative, manager or authorized officer, as the case may be, as of the Effective Date.

MOGULREIT I, LLC

By:
Name:
Title:

REALTY MOGUL, CO.

By:
Name:
Title:

EXHIBIT A

(Form of Remittance Report)

i

Exhibits & Schedules

SCHEDULE I

(Serviced Loan Schedule)

ii

Exhibits & Schedules

SCHEDULE II

(Notice Information)

If to Owner:	MOGULREIT I, LLC
_________________________
_________________________
Email:
Fax:

If to Servicer:	REALTY MOGUL, CO.
_________________________
_________________________
Email:
Fax:

iii

Exhibits & Schedules

MOGULREIT I, LLC

c/o RM Adviser, LLC

10780 Santa Monica Blvd., Suite 140

Los Angeles, CA 90025

[  ], 2016

Realty Mogul, Co., as Servicer

10780 Santa Monica Blvd., Suite 140
Los Angeles, CA 90025

Re: Loan Servicing Agreement dated as of [____________], 2016 (the “Agreement”)

Reference is hereby made to the Agreement and that[those] certain Serviced Loan[s] set forth on Schedule I attached hereto which, as of the date hereof, has[have] been transferred by MogulREIT I, LLC, as Owner, to Realty Mogul, Co., as Servicer, for Loan Servicing.  Capitalized Terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

Pursuant to the Agreement, Owner and Servicer agreed to set forth certain economic terms for pricing of Servicer’s fees for Serviced Loans under the Agreement pursuant to this Side Letter.  Accordingly, the following shall apply for the Serviced Loan[s] set forth on Schedule I attached hereto:

“Separation Fee”:  The amount, if any, paid or payable by Servicer to a subservicer with respect to such Serviced Loan upon the occurrence of the events described in Section 8.01 of the Agreement.

“Servicing Fee Rate”:  0.50%

“Set-up Fee”:  The amount, if any, paid or payable by Servicer to a subservicer with respect to such Serviced Loan at the time such Serviced Loan is established on the books and records of such subservicer.

Except as otherwise provided herein, the terms of the Agreement are hereby ratified and affirmed and shall govern in all respects in regards to the Loan Servicing and the relationship between Owner and Servicer as to the Serviced Loan[s].

Regards,

MOGULREIT I, LLC

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

REALTY MOGUL, CO.

By:
Name:
Title:

SCHEDULE I

(Serviced Loan Schedule)